                                                      --------------------------
                                                             OMB APPROVAL
--------------------------                            --------------------------
                                                      OMB Number:      3235-0287
          Form 4                                      --------------------------
                                                      Expires: December 31, 2001
--------------------------                            --------------------------
                                                      Estimated average burden
                                                      hours per response.....0.5
                                                      --------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

/ / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

1. Name and Address of Reporting Person*

   Falcone Richard D.
   (Last)  (First)  (Middle)

           c/o The A Consulting Team, Inc.
                  77 Brand Avenue
                     Suite 320
   (Street)

    Clark NJ 07066
   (City)  (State)  (Zip)

2. Issuer Name and Ticker or Trading Symbol
   TACX

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Statement for Month/Year
   July 2002


5. If Amendment, Date of Original (Month/Year)



6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   / / Director                            / / 10% Owner
   /X/ Officer (give title below)          / / Other (specify below)



7. Individual or Joint/Group Reporting (Check Applicable Line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

* If the form is filed by more than one reporting person, see instruction
  4(b)(v).

                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

                                                                                         5. Amount
                                                                                            of Secu-
                                                                                            rities
                                                          4. Securities Acquired (A)        Bene-     6. Ownership
                               2. Trans-   3. Trans-         or Disposed of (D)             ficially     Form:
                                  action      action         (Instr. 3, 4 and 5)            Owned        Direct      7. Nature of
                                  Date        Code        -----------------------------     at End       (D) or         Indirect
                                  (Month/     (Instr. 8)                (A)                 of Month     Indirect       Beneficial
1. Title of Security              Day/     -------------     Amount     or     Price        (Instr.      (I)            Ownership
   (Instr. 3)                     Year)     Code     V                  (D)                 3 and 4)     (Instr. 4)     (Instr. 4)
-----------------------------  ----------  ------  -----  ------------  ---  ----------  -----------  -------------  ---------------
Common Stock                     7/19/02      J              30,000      A                   N/A            N/A             N/A





                            Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)

                                          2. Conver-                              5. Number of Deriv-         6. Date Exercisable
                                             sion or   3. Trans-                     ative Securities            and Expiration Date
                                             Exercise     action   4. Transac-       Acquired (A) or             (Month/Day/Year)
                                             Price of     Date        tion Code      Disposed of (D)          ----------------------
                                             Deriv-       (Month/     (Instr. 8)     (Instr. 3, 4, and 5)     Date
1. Title of Derivative Security              ative        Day/     -------------  --------------------------  Exercis-    Expiration
   (Instr. 3)                                Security     Year)     Code    V         (A)           (D)       able        Date
----------------------------------------  -----------  ----------  ------ ------  ------------  ------------  ----------  ----------
Option (Right to Purchase)                   $0.33      7/19/02      A    30,000




                                                                                      9. Number of   10. Ownership
                                                                                         Derivative      Form of
                                                                                         Securities      Derivative
                             7. Title and Amount of Underlying                           Benefi-         Securities
                                Securities (Instr. 3 and 4)                              cially          Beneficially 11. Nature of
                             ----------------------------------------  8. Price of       Owned at        Owned at         Indirect
                                                           Amount or      Derivative     End of          End of           Beneficial
1. Title of Derivative                  Title              Number of      Security       Month           Month            Ownership
   Security (Instr. 3)                                      Shares        (Instr. 5)     (Instr. 4)      (Instr. 4)       (Instr. 4)
---------------------------  ---------------------------  -----------  -------------  -------------  --------------   --------------
Option (Right                      Common Stock              30,000         0
to Purchase)(2)


Explanation of Responses:

1. The Company granted Mr. Falcone an option on July 19, 2002 to purchase 30,000 shares of common stock at an exercise price of $0.33/share.




---------------------------------------    --------------------------
         **Richard D. Falcone                        Date
    **Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.